Exhibit 99.1

Tingo Group, Inc. Reports Third Quarter 2023 Financial Results

Net Revenues for the 9 Months Ended September 30, 2023 Amounted to $2.41 Billion

Operating Profit for the 9 Months Ended September 30, 2023 Amounted to $492.5 Million

Lease of 6 Million New Phones and Corresponding Customer Onboarding to Nwassa Platform Scheduled to Commence from December 2023

International Expansion Gaining Pace with Pilot Program Launch in Malawi and MOU Signed with Government of Pakistan for Nationwide Rollout

Management to Host Conference Call Today at 8:00 a.m. Eastern Time

MONTVALE, NJ – November 14, 2023 – Tingo Group, Inc. (NASDAQ: TIO) (“Tingo” or the “Company”), a profitable multi-national fintech, agri-fintech, food processing and commodity trading company, today announced its financial results for the quarter ended September 30, 2023.

Highlights & Recent Developments

Financial Results

●	Net revenues for the three and nine months ended September 30, 2023, were $586.2 million and $2.414 billion respectively, compared to $13.7 million and $35.3 million for the three and nine months ended September 30, 2022, respectively.

The net revenues for the three months ended September 30, 2023, represented a decrease of $391.0 million compared to the three months ended June 30, 2023, which was attributable to several factors. The Company’s net revenues were materially affected by the significant devaluation of Nigeria’s currency, which ensued following the Nigerian Government’s lifting of certain foreign exchange restrictions on June 14, 2023. While there was some impact on net revenues for the second quarter, the impact was significantly greater in the third quarter due to the fact the devaluation covered the entire quarter. The exchange rate moved from Naira 462.88 / $1.00 on June 13, 2023, to Naira 768.76 / $1.00 on September 30, 2023, which led to a decrease of 39.43% in the U.S. Dollar reported revenues of both Tingo Mobile and Tingo Foods for the third quarter, compared to the level that would have been recorded if calculated at the June 13, 2023 pre-devaluation exchange rate.

The businesses of Tingo Mobile and Tingo Foods, and their respective revenues, were temporarily adversely affected during the second quarter of 2023 by the economic disruption following Nigeria’s government elections and subsequent change of presidential administrations. These businesses were then affected further, and to an even greater degree, by the adverse publicity and loss of customer confidence created by the short seller report against the Company on June 6, 2023. The business of Tingo DMCC was also temporarily negatively impacted by the adverse publicity, and resultant loss of customer confidence, which resulted in a delay in several export orders.

●	Gross profit for the three and nine months ended September 30, 2023, was $137.9 million and $870.8 million, respectively, compared to $3.2 million and $6.5 million for the three and nine months ended September 30, 2022, respectively.

The gross profit for the three months ended September 30, 2023, represented a decrease of $208.1 million compared to the three months ended June 30, 2023. The reduction in the gross profit and gross profit margin for the third quarter was attributable to the impact on revenues of the material change in the exchange rate of Nigeria’s currency against the U.S. dollar and the temporary loss of customer confidence created by the short seller report against the Company, combined with the impact on cost of sales in the Food Processing segment and Export and Commodity Trading segment of the high level of food price inflation in Nigeria, where it has taken time for the businesses to adjust their selling prices accordingly and restore profit margins.

●	Operating profit for the three and nine months ended September 30, 2023, was $50.1 million and $492.5 million, respectively, compared to a loss from operations of $8.7 million and $32.5 million for the three and nine months ended September 30, 2022, respectively.

●	Net profit for the three and nine months ended September 30, 2023, was $20.7 million and $293.9 million respectively, compared to a net loss $7.7 million and $30.7 million for the three and nine months ended September 30, 2022, respectively.

●	Net profit per share attributable to Tingo Group for the nine months ended September 30, 2023, of $1.69 based on the weighted average shares outstanding on September 30, 2023, and $0.57 per share on a fully diluted basis.

●	EBITDA[1] for the three and nine months ended September 30, 2023, was $122.6 million and $777.9 million, respectively, compared to an EBITDA loss of $8.1 million and $29.3 million, for the three and nine months ended September 30, 2022, respectively.

●	Tingo Group invested heavily in the growth of Tingo Mobile, Tingo Foods and Tingo DMCC during the nine months, including: (i) making an upfront payment of $711.6 million on the purchase of 6 million handsets for new AFAN customers, which are scheduled to commence generating revenue from December 2023; (ii) prepaying AFAN for produce for Tingo Foods and settling their brought forward payables, resulting in a total net outlay of $369.9 million; and (iii) self-funding stock purchases of $370.4 million for Tingo DMCCs export sales, the majority of the revenues for which are scheduled to be received during the fourth quarter. In addition, tax payments totaling $174.0 million were made for Tingo Mobile on its taxable earnings for fiscal year 2022, and the Company also incurred a substantial foreign exchange loss. As a result, the balance of cash and cash equivalents on September 30, 2023, stood at $53.4 million, compared to $500.3 million on December 31, 2022.

[1]	EBITDA (Earnings Before Interest Tax Depreciation and Amortization) is considered a non-GAAP measure of financial performance). See reconciliation of EBITDA to Operating Profit in the summarized financial results below.

Operational Milestones

●	AFAN adopted Nwassa marketplace on an exclusive basis for all its members. AFAN is supporting this initiative with a nationwide marketing campaign to promote Nwassa as AFAN’s recommended method for farmers to use to purchase farming inputs; sell agricultural produce; and purchase of a range of value-added services.

●	Purchased 6 million smartphone handsets to supply to new AFAN customers, which are expected to generate leasing revenue and Nwassa transaction revenue from December 2023.

●	Commenced the first harvest of the 3,000 hectares of new farming land that Tingo Mobile financed the cultivation of in June 2023. Following the successful proof of model, Tingo Mobile and AFAN plan to significantly expand the program to cultivate much larger areas of land in 2024.

●	Tingo Foods completed the development of its first Tingo branded food and beverage products, in what is planned to be an extensive range for the African market. Such products are scheduled for launch during the early part of next year.

●	The joint venture construction partner for the new state-of-the-art processing facility in Delta State remains on track for Phase 1 of the facility to commence operations by the middle of 2024.

●	Resumed development of Tingo DMCC commodity trading and export business outside of continental Africa, with the aim of commencing significant dollarization of the business by end of fourth quarter and the full dollarization of the Company’s earnings by end of 2024.

●	Launched full version of TingoPay on Android and iOS, having completed beta testing. New version includes an expanded range of features, including retail voucher cards and new bill payment functions, building on original features and TingoPay’s partnership with Visa.

●	Opened new Africa headquarters in the financial sector of Victoria Island, Lagos. The new three-story 60,000 square foot headquarters building has capacity to accommodate a workforce of up to 500 in addition to the 100 employees that can be accommodated at the Company’s former headquarters on Lagos Island.

●	Signed a Memorandum of Understanding with the Khyber Pakhtunkhwa Information Technology Board to launch and roll out the Company’s business and service offerings into Pakistan, the fifth most populous country and one of the largest agricultural commodity producers in the world.

●	On August 30, 2023, completed a detailed investigation into allegations made by a Short Seller against the Company, disproving all such allegations. The investigation involved independent counsel investigating certain of the allegations at the direction of the independent directors, as well as the company engaging a Top 10 U.S. Law Firm as outside counsel to undertake its own investigation; along with the Nigerian offices of a separate global and Top 10 U.S. Law Firm to undertake investigative work in Nigeria.

●	On August 31, 2023, announced the commencement of a quarterly dividend. The foreign exchange conversion for the payment of the first dividend, which is in the amount of $20 million, is currently being approved by the Central Bank of Nigeria, the finalization of which is expected soon. We intend to increase the amount of the quarterly dividend as we grow our earnings and cash balances.

Dozy Mmobuosi, Co-Chief Executive Officer of Tingo Group and Founder of Tingo Mobile and Tingo Foods, commented, “After a challenging third quarter, where we suffered from the impact of several externally generated factors, I am very pleased with the strong recovery we are seeing in the fourth quarter, which I am confident will see us return to growth.

“The deepening of our relationship with AFAN, as the umbrella organization for Nigeria’s farmers and agricultural sector, has been a particularly important catalyst in our recovery, as we work with them, together with the cooperatives and several other parties to restore customer confidence following the negative press we received over the summer period in relation to the short seller attack. The adoption of Nwassa as AFAN’s exclusive agricultural marketplace platform, together with AFAN’s commencement to lease and distribute 6 million new smartphones from December, are expected to ensure that Tingo Mobile delivers a strong end to the year.

“Tingo Foods has already seen a particularly strong recovery, aided by the commencement of the wet-season harvest, including the harvest of the new farming land that we financed the cultivation and farming inputs for in June 2023. We have also been able to adjust Tingo Food’s selling prices to account for the significant increase in food price inflation experienced in the summer, thereby restoring our gross profit margins. The higher Tingo Foods selling prices are also expected to outweigh the impact of devaluation of the Naira. In addition, we are working towards launching our first Tingo branded food and beverage products by the end of the year, which will see a significant expansion of our product range, as well as a major step towards making Tingo a household name in Africa.

“Tingo DMCC experienced the delay and cancellation of business during the third quarter as new customers located outside of Africa, decided to wait for the completion of the investigation into the short seller allegations before proceeding with their orders. Since the completion of the investigation on August 30, 2023, and the publicly announced confirmation that all the short seller’s allegations against the Company had been disproved, Tingo DMCC has been able to resume the further development of its export and commodity trading business, including with its geographical expansion. The expansion of Tingo DMCC’s business outside of Africa, is expected to lead to the significant dollarization of the business before year end.

“I am aware that many of our stockholders are interested to know the status of the payment of the Company’s first dividend. I can confirm that we are working with our bankers in Nigeria and the Central Bank of Nigeria to obtain the foreign currency exchange approval on our first dividend payment of $20 million. While this has taken significantly longer than originally anticipate, which is due to well publicized external factors, we expect to receive the approval very soon, at which point we will formally declare the dividend and set the record date.”

Kenneth Denos, Co-Chief Executive Officer of Tingo Group, added: “We are proud of our progress and achievements for the third quarter and the nine months ended September 30, 2023. Despite some major headwinds that caused a decrease in customer activity during the quarter, we were able to regroup and continue on the path to growing and developing our businesses.

“The deepening of our partnership with AFAN to increase our customer base in Nigeria, the deployment of millions of smartphones to more of AFAN’s members by the end of this year, as well as the recent announcement of our endeavours in Pakistan, are strong indicators of the enormous potential we have to both increase our presence in those markets in which we already operate, as well as expand into new markets with incredible growth potential. We look forward to realizing these opportunities for the Company and our shareholders in the near future.”

Nine Months Ended September 30, 2023 Financial Review

●	Net revenues for the nine months ended September 30, 2023, were $2,414.6 million, compared to $35.3 million for the nine months ended September 30, 2022, an increase of 6,745%. The increase is mainly attributable to the addition of the Tingo Mobile and Tingo Foods acquisitions completed on December 1, 2022, and February 9, 2023, respectively, and the commencement of export trades through Tingo DMCC in May 2023.

●	Gross profit for the nine months ended September 30, 2023, was $870.8 million, or 36% of revenues, compared to $6.5 million, or 19% of revenues, for the nine months ended September 30, 2022.

●	Selling and marketing expenses for the nine months ended September 30, 2023, were $174.9 million as compared to $4.9 million for the nine months ended September 30, 2022. The increase was due to an increase in marketing expenses from the inclusion of sales and marketing expenses for Tingo Foods and Tingo Mobile, which was offset in part by a decrease in marketing expenses for the stock trading businesses.

●	General and administrative expenses for the nine months ended September 30, 2023, were $127.9 million compared to $30.2 million for the nine months ended September 30, 2022, mainly attributed to the addition of costs from Tingo Mobile and Tingo Foods, and an increase in share-based payments totalling $40.7 million and share issuance from litigation in total amount of $16.5 million.

●	Operating profit for the nine months ended September 30, 2023, was $492.5 million versus an operating loss of $32.5 million for the nine months ended September 30, 2022. The increase in profit from operations is mainly attributed to the acquisitions of Tingo Mobile and Tingo Foods and the commencement of export trades through Tingo DMCC, as explained above.

●	Net income attributable to Tingo Group for the nine months ended September 30, 2023, was $293.9 million compared to a net loss of $30.7 million for the nine months ended September 30, 2022, primarily as a result of the acquisitions of Tingo Mobile and Tingo Foods, and the commencement of export trades through Tingo DMCC in May 2023.

●	Consolidated EBITDA[1] for the for the nine months ended September 30, 2023, was $777.9 million compared to Consolidated EBITDA[1] Loss of $29.3 million for the nine months ended September 30, 2022.

Third Quarter 2023 Results Conference Call

A presentation will accompany the conference call, which can be viewed during the webcast or accessed via the investor relations section of the Company’s website here.

The conference call will be followed by a question-and-answer period. Questions will be accepted leading up to the call and can be submitted via email to TIO@mzgroup.us.

To access the call, please use the following information:

Date:	Tuesday November 14, 2023
Time:	8:00 a.m. Eastern Time (5:00 a.m. Pacific Time)
Dial-in:	1-844-826-3035
International Dial-in:	1-412-317-5195
Conference Code:	10184362
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1639550&tp_key=34a5261e17

A telephone replay will be available approximately three hours after the call and will run through January 14, 2023, by dialing 1-844-512-2921 from the U.S., or 1-412-317-6671 from international locations, and entering replay pin number: 10184362. The replay can also be viewed through the webcast link above and the presentation utilized during the call will be available in the company’s investor relations section here.

About Tingo Group

Tingo Group, Inc. (Nasdaq: TIO) is a global Fintech, Agri-Fintech, food processing and commodity trading group of companies with operations in Africa, Southeast Asia and the Middle East. Tingo Group’s wholly owned subsidiary, Tingo Mobile, is a leading Agri-Fintech company operating in Africa, with a comprehensive portfolio of innovative products, including a ‘device as a service’ smartphone and a value-added service platform, the cornerstone of which is the Nwassa ‘seed-to-sale’ marketplace platform, as well as insurance, micro-finance, and mobile phone and data top-up. Tingo Group’s other Tingo business verticals include: TingoPay, a SuperApp in partnership with Visa, offering a wide range of B2C and B2B services including payment services, an e-wallet, foreign exchange and merchant services; Tingo Foods, a food processing business that processes raw foods into finished products such as rice, groundnut oil, nut products, wheat, millet and maize; and Tingo DMCC, a commodity trading platform and agricultural commodities export business based out of the Dubai Multi Commodities Center. In addition to its Tingo business verticals, Tingo Group also holds and operates an insurance brokerage platform business in China; and Magpie Securities, a regulated finance services Fintech business operating out of Hong Kong and Singapore, which, as relatively small businesses within the Company, are currently in the process of being reviewed and re-positioned. For more information visit tingogroup.com.

Disclaimer

This press release contains “forward-looking statements.” Forward-looking statements include, but are not limited to, statements regarding Tingo or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential”, “scheduled” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those discussed and identified in public filings made with the SEC by the Company and include, but are not limited to, statements about our products, including our newly acquired products, customers, regulatory approvals, the potential utility of and market for our products and services, our ability to implement our business strategy and anticipated business and operations, future financial and operational performance, our anticipated future growth strategy, including the Merger, or the acquisition of other companies or technologies, capital requirements, intellectual property, suppliers, joint venture partners, future financial and operating results, plans, objectives, expectations and intentions, revenues, costs and expenses, interest rates, outcome of contingencies, business strategies, regulatory filings and requirements, the estimated potential size of markets, capital requirements, the terms of any capital financing agreements the results of the independent review, the risk of restatement of the Company’s previously reported financial statements or the material weaknesses in internal control over financial reporting, costs relating to the independent review, which are likely to be material, the outcome of any legal proceedings that have been and may be instituted against the Company, including as may result from the independent review, the ability to meet stock exchange continued listing standards and other statements that are not historical facts. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Relations Contact
949-491-8235
TIO@mzgroup.us
www.mzgroup.us

TINGO GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(USD In Thousands, Except Share and Par Value Data)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$53,418	$500,316
Trade accounts receivable, net	359,185	11,541
Inventories	143	-
Related party receivables	8,953	13,491
Other current assets	200,405	5,828
Total current assets	622,104	531,176

Property and equipment, net	811,287	855,125
Intangible assets, net	280,935	185,407
Goodwill	211,849	101,247
Right of use assets under operating lease	1,132	2,260
Long-term deposit and other non-current assets	438	514
Deferred tax assets	-	3,661
Restricted cash escrow	1,371	2,233
Micronet Ltd. equity method investment	45	735
Total long-term assets	1,307,057	1,151,182

Total assets	$1,929,161	$1,682,358

TINGO GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(USD In Thousands, Except Share and Par Value Data)

	September 30, 2023	December 31, 2022
LIABILITIES, TEMPORARY EQUITY AND EQUITY

Short-term loan	$164	$460
Trade accounts payable	262,530	11,092
Deposit held on behalf of clients	498	2,528
Related party payables	57,682	57,506
Current operating lease liability	690	1,215
Other current liabilities	136,229	192,594
Total current liabilities	457,793	265,395

Long-term loan	-	377
Long-term operating lease liability	382	905
Promissory note	210,483	-
Deferred tax liabilities	105,460	89,597
Other long-term liability	640	-
Accrued severance pay	46	50
Total long-term liabilities	317,011	90,929

Commitment and Contingencies (Note 11)	-	-

Temporary equity
Series B preferred stock subject to redemption: $0.001 par value, 33,687.21 shares authorized and 0 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively.	553,035	553,035

Stockholders’ Equity:
Series A preferred stock: $0.001 par value, 2,604.28 shares authorized and 0 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	-	3
Common stock: $0.001 par value, 750,000,000 shares authorized, 236,270,476 and 157,599,882 shares issued and outstanding as of September 30, 2023, and December 31, 2022, respectively	236	158
Additional paid-in capital	949,192	889,579
Accumulated other comprehensive income (loss)	(518,948)	4,367
Accumulated earnings (deficit)	170,530	(123,463)
Tingo Group, Inc. stockholders’ equity	601,010	770,644

Non-controlling interest	312	2,355

Total stockholders’ equity	601,322	772,999

Total liabilities, temporary equity and stockholders’ equity	$1,929,161	$1,682,358

TINGO GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(USD In Thousands, Except Share and Earnings Per Share Data)

	For the nine months ended September 30,		For the three months ended September 30,
	2023	2022	2023	2022

Revenues	$2,414,636	$35,278	$586,222	$13,757
Cost of revenues	1,543,880	28,746	448,336	10,563
Gross profit	870,756	6,532	137,886	3,194

Operating expenses:
Research and development	1,010	1,509	314	568
Selling and marketing	174,933	4,873	726	1,321
General and administrative	127,923	30,224	74,880	9,233
Amortization of intangible assets	35,631	2,381	11,868	787
Loss from deconsolidation of subsidiaries	3,333	-	-	-
Impairment of long-term assets and goodwill	35,438	-	-	-
Total operating expenses	378,268	38,987	87,788	11,909

Profit (loss) from operations	492,488	(32,455)	50,098	(8,715)
Other income (loss), net	414	535	777	(303)
Financial income (expenses), net	(35,021)	(718)	(13,644)	371
Profit (loss) before provision for income taxes	457,881	(32,638)	37,231	(8,647)
Income tax expenses (benefit)	164,434	(1,782)	16,739	(701)

Net profit (loss) after provision for income taxes	293,447	(30,856)	20,492	(7,946)
Loss from equity investment	(690)	(557)	(270)	(186)
Net profit (loss)	292,757	(31,413)	20,222	(8,132)
Net loss attributable to non-controlling interests	(1,236)	(719)	(523)	(461)

Net profit (loss) attributable to Tingo Group, Inc.	$293,993	$(30,694)	$20,745	$(7,671)

Profit (loss) per share attributable to Tingo Group, Inc.:
Basic profit (loss) per share	$1.69	$(0.24)	$0.11	$(0.06)
Diluted profit (loss) per share	$0.57	$(0.24)	$0.04	$(0.06)

Weighted average common shares outstanding:
Basic	173,913,223	126,184,400	196,064,571	129,566,207
Diluted	510,825,278	126,184,400	532,976,627	129,566,207

Non-GAAP Financial Measures

In addition to providing financial measurements based on generally accepted accounting principles in the U.S., or GAAP, we provide additional financial metrics that are not prepared in accordance with GAAP, or non-GAAP financial measures. Management uses non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance.

Management believes that EBITDA reflects our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in our business, as they exclude expenses and gains that are not reflective of our ongoing operating results. Management also believes that EBITDA is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. The Company believes EBITDA is useful to investors for the purposes of comparing our results period-to-period and alongside peers and understanding and evaluating our operating results in the same manner as our management team and board of directors.

These supplemental measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented. In addition, since these non-GAAP measures are not determined in accordance with GAAP, they are susceptible to varying calculations and may not be comparable to other similarly titled non-GAAP measures of other companies.

EBITDA does not replace the presentation of our GAAP financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP.

EBITDA is defined as net income from continuing operations calculated in accordance with GAAP, less net income attributable to non-controlling interests, plus the sum of income tax expense, interest expense, net, depreciation and amortization (“EBITDA”).

The following is a reconciliation of net profit (loss), the most directly comparable GAAP financial measure, to EBITDA (a non-GAAP financial measure) for each of the periods indicated.

	For the three months ended September 30,
Dollars in Thousands	2023	2022
Net profit (loss) attributable to Tingo Group, Inc.	$20,745	$(7,671)
Adjusted for:
Net loss attributable to non-controlling stockholders	(523)	(461)
Loss from equity investment	270	186
Income tax expenses (benefit)	16,739	(701)
Financial income (expenses),net	13,644	(371)
Depreciation and amortization	71,755	872
Total EBITDA attributable to Tingo Group, Inc.	$122,630	$(8,146)

	For the nine months ended September 30,
Dollars in Thousands	2023	2022
Net profit (loss) attributable to Tingo Group, Inc.	$293,993	$(30,694)
Adjusted for:
Net loss attributable to non-controlling stockholders	(1,236)	(719)
Loss from equity investment	690	557
Income tax expenses (benefit)	164,434	(1,782)
Financial expenses, net	35,021	718
Depreciation and amortization	285,012	2,581
Total EBITDA attributable to Tingo Group, Inc.	$777,914	$(29,339)